EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This settlement Agreement and Release (the “Settlement and Release”) is made and entered into this 18th day of March, 2008, by and between Pro-Fac Cooperative, Inc. (“Pro-Fac”), and Bay Valley Foods, LLC, (“BVF”), and is as follows:

     WHEREAS, Pro-Fac and BVF (as successor in interest to Dean Pickle and Specialty Products Company) have entered into certain agreements with respect to Pro-Fac’s providing raw product supply (pickling cucumbers), including without limitation that the Raw Product Supply Agreement dated January 1, 2005 (collectively the “Agreements”); and.

     WHEREAS, the parties have agreed that the Agreements should be terminated;

     NOW, THEREFORE, in consideration of the foregoing and the agreements and obligations herein, it is hereby agreed as follows:

     1.     No later than April 15, 2008, BVF will make a one time lump sum payment in the amount of $1,380,625.00 (one million, three hundred eighty thousand, six hundred twenty five dollars) to Pro-Fac in full and final settlement of all obligations and claims arising in any way from the Agreements, including without limitation any claims for failure to purchase any minimum quantities.

     2.       The parties hereby confirm that the Agreements are terminated in their entirety as of the date of this Settlement Agreement and Release, and notwithstanding anything to the contrary in the Agreements the parties shall have no obligations thereunder or otherwise except as provided in this Settlement and Release.

     3.       Pro-Fac and its affiliates, subsidiaries, parent, divisions, members, successors, and their present and former officers, directors, employees, agents and representatives, hereby release and discharge BVF, and its affiliates, subsidiaries, parent, divisions, members, successors, predecessors, and their present and former officers, directors, employees, agents, and representatives from all obligations (contractual or otherwise), torts, claims, liabilities, damages, losses, actions and causes of action, known or unknown, which exist now or which may arise in the future which in any way relate to or arise out of the Agreements.

     4.       BVF and its affiliates, subsidiaries, parent, divisions, members, successors, and their present and former officers, directors, employees, agents and representatives, hereby release and discharge Pro-Fac, and its affiliates, subsidiaries, parent, divisions, members, successors, predecessors, and their present and former officers, directors, employees, agents, and representatives from all obligations (contractual or otherwise), torts, claims, liabilities, damages, losses, actions and causes of action, known or unknown, which exist now or which may arise in the future which in any way related to or arise out of the Agreements.

     5.       Both parties agree not to disclose the existence of this Settlement and Release or the terms and conditions contained herein to any third party.

     6.       This written Settlement and Release constitutes the entire agreement between the parties with respect to the Agreements, and supersedes all prior agreements and understandings, oral and written, between the parties.

     7.       The individuals executing this Settlement and Release hereby warrant that they are authorized on behalf of their respective companies to execute the same, and that the same is binding on the respective party which each represents.

IN WITNESS WHEREOF, the parties intending to be legally bound hereby have executed this Settlement and Release on the day and year first above written.

PRO-FAC COOPERATIVE, INC.	BAY VALLEY FOODS, LLC

/s/ Stephen R. Wright	/s/ Joe Coning

Stephen R. Wright	Joe Coning
By	By

General Manager & CEO	President
Title	Title

03/26/2008